Exhibit 99.2

OUTFRONT Media Announces Quarterly Dividend

New York, August 6, 2024 — OUTFRONT Media Inc. (NYSE: OUT) announced today that its board of directors has declared a quarterly cash dividend on the Company's common stock of $0.30 per share payable on September 27, 2024, to shareholders of record at the close of business on September 6, 2024.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in the United States. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors	Media
Stephan Bisson	Courtney Richards
Investor Relations	PR & Events Specialist
(212) 297-6573	(646) 876-9404
stephan.bisson@outfront.com	courtney.richards@outfront.com